Exhibit 99.1

CONTACT:	-OR-	INVESTOR RELATIONS:
Prospect Medical Holdings, Inc.		The Equity Group Inc.

Linda Hodges, Executive Vice President

Devin Sullivan

(714) 796-4271		(212) 836-9608
Linda.hodges@prospectmedical.com		dsullivan@equityny.com

FOR IMMEDIATE RELEASE

PROSPECT MEDICAL HOLDINGS REPORTS FISCAL 2007 FOURTH QUARTER AND FULL YEAR RESULTS

Highlights

•                  Q4 2007 revenues rose 117.8% to $71.7 million and FY 2007 revenues increased 33.0% to $180.7 million, with both periods reflecting contributions of the Alta and ProMed acquisitions, partially offset by decreases in IPA enrollment and hospital risk pool revenue at Prospect’s legacy IPA operation

•                  Q4 and full year 2007 results are net of a $38.8 million, non-cash, pre-tax write down of goodwill and identifiable intangibles relating to Prospect’s legacy IPA operation, amounting to $3.67, and $4.57, per diluted share for Q4 and full year 2007, respectively

•                  Company expects to file all delayed SEC filings by June 16, 2008

Santa Ana, CA – May 30, 2008 – Prospect Medical Holdings, Inc. (AMEX: PZZ) (“Prospect”), which manages the medical care of approximately 241,000 HMO enrollees and operates four community hospitals in southern California, today announced financial results for its fiscal 2007 fourth quarter and fiscal year ended September 30, 2007 (see attached tables).  These results include the operations of the two acquired entities since their respective dates of acquisition; specifically the ProMed Entities (“ProMed”), which Prospect acquired on June 1, 2007, and Alta Hospitals System, LLC (f/k/a Alta Healthcare System, Inc.) (“Alta”), which Prospect acquired on August 8, 2007.

CONSOLIDATED RESULTS OVERVIEW

Consolidated revenues for the fourth quarter of fiscal 2007 rose 117.8% to $71.7 million from $32.9 million in the same period last year.  This was due primarily to a $15.6 million contribution from Alta and a $22.9 million contribution from ProMed, as compared to no such contributions in the same period last year.  The operating loss for the fiscal 2007 fourth quarter was $38.2 million as compared to operating income of $2.2 million in the fourth quarter of fiscal 2006.  The net loss for the fourth quarter of fiscal 2007 was $33.3 million, or $3.14 per diluted share, as compared to net income of $1.3 million, or $0.15 per diluted share, in the fourth quarter of 2006. The 2007 net loss amounts are after the non-cash, non-recurring $38.8 million goodwill and identifiable intangibles write-down described below.

Consolidated revenues for the full year of fiscal 2007 rose 33.0% to $180.7 million from $135.8 million last year, due primarily to a $15.6 million contribution from Alta and a $30.5 million contribution from ProMed, as compared to no such contributions last year.  This increase was offset by a $1.2 million decrease in Prospect’s legacy IPA operation.  The operating loss for fiscal 2007 was $38.1 million as compared to operating income of $8.3 million in fiscal 2006.  The net loss for fiscal 2007 was $33.5 million, or $3.94 per diluted share, as compared to net income of $4.9 million, or $0.60 per diluted share, in fiscal 2006.  The 2007 net loss amounts are after the non-cash, non-recurring $38.8 million goodwill and identifiable intangibles write-down described below.

The operating and net losses for the fiscal 2007 fourth quarter and full year included non-cash charges totaling $38.8 million, amounting to $3.67 per diluted share in Q4 and $4.57 per diluted share for fiscal 2007, comprised of write-downs of $38.0 million in goodwill and $0.8 million in identifiable intangibles related to the legacy Prospect portion of the IPA Management segment.

Exclusive of the $38.8 million in charges, operating and net income for the fiscal 2007 fourth quarter would have been $573,000 and $5,500,000, respectively, while operating and net income for all of fiscal 2007 would have been $689,000 and $5,300,000, respectively.

During fiscal 2007, Alta and ProMed performed as expected, generating higher revenues and income as compared to the prior year. Prospect continued to make significant investments in its core IPA operation, consistent with its reputation for service, accessibility and efficiency. These investments, while considered essential to the Company’s strategy, did lower current year margins as compared to the prior year. Key fiscal 2008 IPA initiatives include revenue management; claims management; membership retention and growth; and increasing the number of capitated specialist providers.  Finally, the Company has taken a variety of steps to strengthen Alta’s internal controls, including in those areas that gave rise to the restatement of Alta’s 2006 financial statements, and is addressing and correcting any existing weaknesses as part of ongoing efforts to improve its control environment.

SEGMENT RESULTS

Following the acquisitions of ProMed and Alta, Prospect is now organized into the following primary reportable segments: “IPA Management,” consisting of 11 legacy Prospect IPAs and two legacy Management Services Organizations (“MSOs”), two ProMed IPAs and one ProMed MSO; and “Hospital Services,” consisting of Alta’s four community based hospitals in southern California.

IPA Management

($ in 000s)

	Three Months Ended September 30		Year Ended September 30
	2007	2006	2007	2006

Total Revenues	$56,163	$32,941	$165,070	$135,796
Operating Expenses:
Managed care cost of revenue	46,947	23,326	131,045	97,184
General and administrative	10,483	7,327	36,208	30,205
Depreciation and amortization	1,340	517	2,622	1,513
Goodwill and intangibles impairment	38,776	—	38,776	—
Total Operating Expenses	97,546	31,170	208,651	128,902
Operating Income from Unconsolidated Joint Venture	349	402	2,663	1,400
Operating (Loss) Income	$(41,034)	$2,173	$(40,918)	$8,294

Higher revenues for the fourth quarter and fiscal year ended September 30, 2007 were due primarily to the June 1, 2007 acquisition of ProMed.  For the 2007 fourth quarter and fiscal year, ProMed contributed $22.9 million and $30.5 million in revenues, respectively. There were no such contributions during fiscal 2006.  Revenues for the 2007 fourth quarter and fiscal year were also positively impacted by $1.1 million and $3.3 million, respectively, due to the reassignment of revenues under the CalOptima contract from the AMVI/Prospect Joint Venture directly to Prospect Medical Group, and higher pay-for-performance revenues for the delivery of quality medical care.  These increases were slightly offset by lower hospital risk pool revenue, decreased enrollment, and lower capitation rates for senior members under Medicare’s risk adjusted payment methodology.

Total IPA operating expenses increased by 212.9% in the fourth quarter of fiscal 2007 and by 61.8% for the full year compared to the respective prior year periods, and were comprised of the following:

•                  Higher managed care cost of revenue for the fiscal 2007 fourth quarter and fiscal year, the result of the ProMed acquisition, which Prospect owned during the last four months of fiscal 2007, as well as higher per member per month medical costs, offset by enrollment declines in Prospect’s legacy IPA business.

•                  Higher general and administrative expenses (“G&A”) for the fiscal 2007 fourth quarter and fiscal year due primarily to increases in staffing, and increased audit, legal, Sarbanes-Oxley Act compliance and information technology consulting costs.  Higher G&A was also due, in part, to the acquisition of ProMed, which increased these expenses by approximately $1.4 million in the fiscal 2007 fourth quarter and by approximately $1.9 million for all of fiscal 2007.  Exclusive of the ProMed acquisition, as a percentage of revenue, G&A increased to approximately 27.2% for the fiscal 2007 fourth quarter from 22.2% for the fourth quarter of 2006, and to 25.5% for the full year 2007 from 22.2% for fiscal 2006.

•                  Depreciation and amortization increased primarily as a result of increased amortization of intangible assets acquired in connection with the ProMed acquisition, as well as depreciation expense associated with increased capital expenditures.

•                  During the fourth quarter of fiscal 2007, Prospect, together with its outside valuation experts, determined that the current and future operating cash flows of its legacy IPA operation, inclusive of the costs of managing that operation, indicated the need to write down goodwill and identifiable intangibles in that legacy Prospect unit.  As a result of these analyses, goodwill and identifiable intangibles in the legacy Prospect reporting unit were determined to be impaired and written down by a total of $38.8 million.

Income from unconsolidated joint venture increased as a result of increased profitability from the participation in the CalOptima OneCare program for Medicare/MediCal eligible beneficiaries during fiscal 2007.

The operating losses in the IPA segment for the fiscal 2007 fourth quarter and full year were due primarily to the $38.8 million in pre-tax, non-cash impairment charges described above and, to a lesser extent, a decline in members, higher claims per member rates, and higher general and administrative costs.

Hospital Services

Following the acquisition of Alta, and for the period August 8, 2007 through September 30, 2007, Prospect’s Hospital Services segment reported revenue of $15.6 million, operating expenses of $12.8 million, and operating income of $2.8 million. Prospect did not have a Hospital Services segment during the fiscal 2006 period.

UPCOMING EVENTS

•                  Prospect expects to file its Form 10-Q for the three months ended December 31, 2007 and Form 10-Q for the three months ended March 31, 2008 by June 16, 2008.

•                  As previously announced, Prospect has been notified that the AMEX has conditionally accepted the Company’s plan for regaining compliance with the exchange’s continued listing requirements and has extended the compliance period to July 28, 2008.  As detailed in previous announcements, following the filings, as outlined above, and the meeting of certain other terms and conditions, Prospect believes it will be compliant with the continued listing requirements of the AMEX and will qualify for its common stock to resume trading.

•                  Prospect management will host an investor conference call following the filing of its second quarter Form 10-Q at a date and time that will be announced prior to the call.

•                  With the Form 10-K to be filed on June 2, 2008, Prospect will begin preparing its 2007 Proxy Statement, together with other related materials, in preparation for its (previously postponed) Annual Meeting, which Prospect expects to be held within the next few months.

ABOUT THE COMPANY

Prospect Medical Holdings operates four community-based hospitals in the greater Los Angeles area and manages the medical care of individuals enrolled in HMO plans in Southern California, through a network of approximately 14,000 specialist and primary care physicians.

This press release contains forward-looking statements. Additional written or oral forward-looking statements may be made by Prospect from time to time, in filings with the Securities and Exchange Commission, or otherwise. Statements contained herein that are not historical facts are forward-looking statements. Investors are cautioned that forward-looking statements, including the statements regarding anticipated or expected results, involve risks and uncertainties which may affect the Company’s business and prospects, including those outlined in Prospect’s Form 10-K to be filed on June 2, 2008, as well as risks and uncertainties arising from Prospect’s acquisition of Alta and ProMed, the debt incurred by Prospect in connection with those acquisitions, and the ability of the Company to regain compliance with the AMEX’s continued listing requirements.  Any forward-looking statements contained in this press release represent our estimates only as of the date hereof, or as of such earlier dates as are indicated, and should not be relied upon as representing our estimates as of any subsequent date.  While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

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Prospect Medical Holdings, Inc.

Consolidated Statements of Operations

($ in 000s)

	Three months ended September 30,		Fiscal Year Ended September 30,
	2007	2006	2007	2006
Revenues:
Managed care revenues	$56,164	$32,941	$165,070	$135,796
Hospital operating revenues	15,583	—	15,583	—
Total revenues	71,747	32,941	180,653	135,796

Operating expenses:
Managed care cost of revenues	46,947	23,326	131,045	97,184
Hospital operating expenses	10,699	—	10,699	—
General and administrative	12,052	7,327	37,777	30,205
Depreciation and amortization	1,824	517	3,107	1,513
Impairment of goodwill and identifiable intangibles	38,776	—	38,776	—
Total operating expenses	110,298	31,170	221,404	128,902

Operating income from unconsolidated joint venture	349	402	2,664	1,400
Operating income (loss)	(38,202)	2,173	(38,087)	8,294
Other income (expense):
Investment income	288	254	1,097	913
Interest expense and amortization of debt discounts and fees	(3,988)	(291)	(5,257)	(1,107)
Loss on interest rate swap	(868)	—	(868)	—
Total other (expense)	(4,568)	(37)	(5,029)	(194)

Income (loss) before income taxes	(42,770)	2,136	(43,116)	8,100
Provision (benefit) for income taxes	(9,520)	880	(9,649)	3,194
Net income (loss) before minority interest	(33,250)	1,255	(33,467)	4,907
Minority interest	(4)	(1)	(10)	(17)
Net income (loss)	$(33,254)	$1,254	$(33,477)	$4,890

Net earnings (loss) per common share:
Basic	$(3.14)	$0.18	$(3.94)	$0.71
Diluted	$(3.14)	$0.15	$(3.94)	$0.60

Weighted average shares outstanding:
Basic	10,575	7,096	8,489	6,913
Diluted	10,575	8,295	8,489	8,107

Prospect Medical Holdings, Inc.

Consolidated Balance Sheet

($ in 000s)

	September 30,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$21,599	$16,623
Investments, primarily restricted certificates of deposit	637	836
Patient accounts receivable, net of allowance for doubtful accounts of $4,447 at September 30, 2007	15,840	—
Government program receivables	4,274	—
Risk pool receivables	179	1,419
Other receivables, net of allowances of $509 and $632 at September 30, 2006 and 2007	2,559	1,917
Notes receivable, current portion	59	176
Refundable income taxes	5,041	2,493
Deferred income taxes, net	3,395	658
Prepaid expenses and other current assets	3,816	646
Total current assets	57,399	24,768

Property, improvements and equipment, net of accumulated depreciation and amortization of $5,094 at September 30, 2007 and $4,000 at September 30, 2006	48,294	1,286
Notes receivables, less current portion	490	414
Deposits and other assets	914	613
Deferred financing costs	7,431	101
Goodwill	129,122	37,838
Other intangible assets, net	51,989	1,637
Total assets	$295,639	$66,657

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accrued medical claims and other health care costs payable	$22,639	$11,400
Accounts payable and other accrued liabilities	14,972	6,861
Third-party settlements	1,034	—
Accrued salaries, wages and benefits	6,898	1,331
Current portion of capital leases	356	—
Current portion of long-term debt	8,000	5,300
Other current liabilities	1,252	—
Total current liabilities	55,151	24,892
Deferred income taxes	28,669	1,146
Malpractice reserve	645	—
Long-term debt, less current portion	138,750	6,700
Capital leases, net of current portion	644	—
Interest rate swap liability	1,934	—
Other long-term liabilities	231	34
Total liabilities	226,024	32,772
Minority interest	79	82
Total shareholders’ equity	69,536	33,803
Total liabilities and shareholders’ equity	$295,639	$66,657